SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                 Securities Exchange Act of 1934 (Amendment No.)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement          [_]  Soliciting Material Under Rule
[ ]  Confidential, For Use of the              14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials


                             Denbury Resources Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:

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5)   Total fee paid:

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[_]  Fee paid previously with preliminary materials:

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[_]  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount previously paid:
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     2)   Form, Schedule or Registration Statement No.:
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     3)   Filing Party:
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     4)   Date Filed:
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
                 PRELIMINARY COPY - FOR THE INFORMATION OF THE
                     SECURITIES & EXCHANGE COMMISSION ONLY

[GRAPHIC OMITTED]
                            NOTICE OF ANNUAL MEETING
                                 OF STOCKHOLDERS

                                  April 4, 2005

To our Stockholders:

     You are hereby notified that the 2005 Annual Meeting of Stockholders of Denbury Resources Inc., a Delaware corporation ("Denbury" or the "Company"), will be held at the Denbury offices located at 5100 Tennyson Parkway, Suite 3000, Plano, Texas 75024, at 3:00 P.M., Central Time (CDT), on Wednesday, May 11, 2005, for the following purpose:

     (1) to elect seven directors, each to serve until their successor is elected and qualified;

     (2)  to extend the term of our employee stock purchase plan;

     (3) to approve an amendment to the limited liability company agreement of Denbury Onshore, LLC, our most significant subsidiary;

and to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

     Only stockholders of record at the close of business on March 31, 2005, are entitled to notice of and to vote at the annual meeting.

     Stockholders are urged to vote their proxy promptly by either returning the enclosed proxy, voting by telephone or voting via the internet, each as more fully described in the enclosed proxy statement, whether or not they expect to attend the annual meeting in person. If your shares are held in street name by a broker or bank, you will need to obtain a written proxy from the broker, bank or other nominee holding your shares to be able to vote at the meeting.

                                    /s/ Phil Rykhoek
                                    ----------------
                                    Phil Rykhoek
                                    Senior Vice President, Chief Financial
                                    Officer and Secretary

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO VOTE AND RETURN THEIR PROXY WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.

                  PRELIMINARY COPY - FOR THE INFORMATION OF THE
                     SECURITIES & EXCHANGE COMMISSION ONLY

                             DENBURY RESOURCES INC.

                                 Proxy Statement

                         Annual Meeting of Stockholders
                      to be held on Wednesday, May 11, 2005


     THE ENCLOSED PROXY IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF VOTES BY THE MANAGEMENT OF DENBURY RESOURCES INC., a Delaware corporation ("Denbury" or the "Company") for use at the annual meeting of the stockholders of Denbury to be held on the 11th day of May, 2005 at our offices located at 5100 Tennyson Parkway, Suite 3000, Plano, Texas 75024 at 3:00 P.M. Central Time CDT, or at any adjournment thereof.

     We anticipate that this proxy statement, proxy card and our 2004 annual report to stockholders will be mailed on or before April 5, 2005.

                    RECORD DATE AND COMMON STOCK OUTSTANDING

     Our Board of Directors has fixed the record date for the annual meeting as of the close of business on Thursday, March 31, 2005. Only Denbury stockholders of record as of the record date are entitled to receive notice of and to vote at the meeting. As of the record date, there were approximately _____ million shares of common stock of Denbury issued and outstanding.

                             VOTING OF COMMON STOCK

     A proxy card is included with this proxy statement. In order to be valid and acted upon at the annual meeting, your proxy card must be received by the Secretary of Denbury or by the transfer agent, American Stock Transfer and Trust, 40 Wall Street, New York, NY 10005, before the time set for the holding of the meeting or any adjournment thereof. You may also vote your shares by phone, (800)-PROXIES, or may vote via the Internet at www.voteproxy.com.

     If you submit a proxy, you may revoke it any time prior to the meeting, or if you attend the meeting personally, you may revoke your proxy at that time and vote in person. In addition, regardless of which method you used to submit your proxy, you may revoke it by any later-dated vote via the telephone, the Internet or in writing. This later dated proxy may be deposited at either our registered office or our principal place of business, at any time up to the time of the meeting, or with the Chairman of the meeting on the day of the meeting. If your shares are held in street name by a broker or bank, you will need to obtain a written proxy from the broker, bank or other nominee holding your shares to be able to vote at the meeting. You should note that your mere presence at the meeting, however, will not constitute a revocation of a previously submitted proxy.

     In order for us to have a quorum at our annual meeting, we must have present in person or represented by proxy at least one-third of our issued and outstanding shares of common stock entitled to vote at the meeting. If you are a holder of our common stock, you are entitled to one vote at the meeting for each share of common stock that you held as of the record date. You will not be allowed to cumulate your votes for the election of directors. If you do not wish to vote for a particular nominee, you must clearly identify such nominee on your proxy card. A majority of the votes cast in person or by proxy at the meeting is required to elect each nominee for director and to approve each item at the meeting, except for Proposal Three on amendment of the limited liability company agreement of Denbury Onshore, which requires approval by a majority of the shares entitled to vote at the meeting. We will include abstentions in the vote totals, which mean that they have the same effect on each proposal as a negative vote. However, broker non-votes, if any, will not be included in the vote totals and therefore will not have any effect.

     We will vote all properly executed proxies at the meeting in accordance with the direction on the proxy. YOU SHOULD NOTE THAT IF NO DIRECTION IS INDICATED, THE SHARES WILL BE VOTED FOR ALL THE DIRECTOR NOMINEES, FOR EXTENDING THE TERM OF OUR EMPLOYEE STOCK PURCHASE PLAN, AND FOR APPROVAL OF THE AMENDMENT TO THE LIMITED LIABILITY COMPANY AGREEMENT OF DENBURY ONSHORE, LLC. Our Board has designated Ron Greene and/or Gareth Roberts to serve as proxies. We do not know of any matters, other than those matters listed on the Notice of Annual Meeting of Stockholders that will be brought before the meeting. However, if any other matters are properly presented for action at the meeting, we intend for Ron Greene and/or Gareth Roberts, as proxies named in the enclosed proxy card, to vote at their discretion on such matters.

                         PERSONS MAKING THE SOLICITATION

     We will bear all the costs incurred in the preparation and mailing of the proxy, proxy statement and Notice of Annual Meeting. In addition to solicitation by mail, our directors, officers or employees may solicit proxies by personal interviews, telephone or other means of communication. If they do so, these individuals will not receive any special compensation for these services. Even though we have not made any provision to do so, we may also retain a proxy solicitor to assist us with the distribution and solicitation of proxies for the meeting at our expense.

                     BUSINESS TO BE CONDUCTED AT THE MEETING

                                  PROPOSAL ONE:
                                  ------------

ELECTION OF DIRECTORS

     Our Bylaws provide that our Board of Directors shall consist of a minimum of three and a maximum of fifteen directors. Each of the directors is elected annually and holds office until the close of the next annual meeting of stockholders unless he resigns from that position or ceases to be a director by operation of law. We presently have seven directors, all of whom are serving terms that expire at the meeting.

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

     Unless you mark a proxy to the contrary, we plan to vote the proxies for the election of the seven nominees as directors as listed herein. All seven of these individuals are current members of the Board. We do not foresee any reason why any of these nominees would become unavailable, but if they should, we may either vote your proxy for a substitute that is nominated by the Board or reduce the size of our Board accordingly.

                                Ronald G. Greene
                                David I. Heather
                                Gregory McMichael
                                 Gareth Roberts
                                   Randy Stein
                              Wieland F. Wettstein
                                 Donald D. Wolf

     The names, ages, offices held, period of time served as a director and the principal occupation of each person nominated for election as a director are as follows:

                                                     Officer or
                                       Offices        Director
Name                          Age       Held           Since         Principal Occupation
---------------------------- -----   --------------- ------------    ----------------------------------------------
Ronald G. Greene (1) (3)       56    Chairman and      1995          Principal Stockholder, Officer and
                                     Director                        Director of Tortuga Investment Corp.

David I. Heather (2) (3)       63    Director          2000          Director of The Scotia Group

Greg McMichael (1)             56    Director          2004          Independent Consultant

                               52
Gareth Roberts                       President,        1992          President and Chief Executive Officer,
                                     Chief Executive                 Denbury Resources Inc.
                                     Officer and
                                     Director

Randy Stein (2)                51    Director          2005          Independent Consultant


Wieland F. Wettstein (2)(3)    55    Director          1990          President, Finex Financial Corporation Ltd.

Donald D. Wolf (1)             61    Director          2004          President  and  Chief  Executive  Officer  of
                                                                     Aspect Energy, LLC

     (1)  Member of the Compensation Committee.

     (2)  Member of the Audit Committee.

     (3)  Member of the Nominating/Corporate Governance Committee.

Directors

     Ronald G. Greene has been Chairman of the Board and a director of Denbury since 1995. Mr. Greene was the founder and served as Chairman of the board of

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

directors of Renaissance Energy Ltd. and Chief Executive Officer of Renaissance from its inception in 1974 until May 1990, and remained as Chairman until Renaissance was merged with Husky Oil Operations to create Husky Energy, Inc. in December 2000. He is also the principal stockholder, officer and director of Tortuga Investment Corp., a private investment company and serves on the Board of Directors of WestJet Airlines Ltd., a public Canadian scheduled airline. Mr. Greene has served on the boards of several public and private companies, as well as industry organizations and community and international charitable organizations.

     David I. Heather has been a director of Denbury since 2000. Mr. Heather is a founding partner and director of The Scotia Group, an independent geoscience and reservoir-engineering firm in Dallas and Houston, Texas, formed in 1981. He retired as president of Scotia in 2002, but continues to provide technical and strategic advice to Scotia and its client base as an independent consultant. Mr. Heather is a Chartered Engineer of Great Britain and received his Bachelor of Science degree in Chemical Engineering from the University of London in 1963.

     Greg McMichael has been a director of Denbury since December 8, 2004. Mr. McMichael is currently a self-employed business consultant, having retired in 2004 from his position of Vice President and Group Leader - Energy Research of A.G. Edwards, where he was responsible for all of the firm's equity research in the energy sector. Prior to his employment by A.G. Edwards, which commenced in 1998, Mr. McMichael was Director of Equity Research of Hanifen, ImHoff, Inc., a regional investment banking firm based in Denver, for eight years. Mr. McMichael also serves on the board of Matador Resources Company, a private oil and natural gas company headquartered in Dallas, Texas.

     Gareth Roberts has been President, Chief Executive Officer and a director since 1992. Mr. Roberts founded Denbury Management, Inc., the former primary operating subsidiary of the Company in April 1990. Mr. Roberts has more than 30 years of experience in the exploration and development of oil and natural gas properties with Texaco, Inc., Murphy Oil Corporation and Coho Resources, Inc. His expertise is particularly focused in the Gulf Coast region where he specializes in the acquisition and development of old fields with low productivity. Mr. Roberts holds honors and masters degrees from St. Edmund Hall, Oxford University, where he has been elected to an Honorary Fellowship. Mr. Roberts also serves as Chairman of the Board of Directors of Genesis Energy, L.P., a public master limited partnership.

     Randy Stein has been a director of Denbury since January 21, 2005. Mr. Stein is currently a self-employed business consultant having retired from PricewaterhouseCoopers LLP, formerly Coopers & Lybrand LLP, in 2000. Mr. Stein was employed for 20 years with PricewaterhouseCoopers LLP, most recently as principal in charge of the Denver tax practice. Mr. Stein served as audit committee chairman, co-chairman of the nominating and governance committee, and a member of the compensation committee of Westport Resources Corp., a Denver-based public oil and gas company, from 2000 until they were acquired in 2004. Mr. Stein is currently a board member and audit committee chairman of Bill Barrett Corporation, an oil and gas company, and also serves on the board and audit committee of Koala Corporation, both Denver-based public companies.

     Wieland  F.  Wettstein  has been a  director  of Denbury  since  1990.  Mr.
Wettstein is the President and indirectly controls 50%, of Finex Financial Corporation Ltd., a merchant banking company in Calgary, Alberta, a position he has held since November 2003. Prior to that, Mr. Wettstein was Executive Vice

President of Finex since 1987. Mr. Wettstein has been a director of a number of Canadian public companies during the past 15 years, including several junior oil and gas companies. Mr. Wettstein is a Chartered Accountant.

     Donald D. Wolf has been a director of Denbury since June 1, 2004. Mr. Wolf is currently the Chief Executive Officer and President of Aspect Energy, a private oil and natural gas company based in Denver. Beginning in 1996, Mr. Wolf was Chairman and Chief Executive Officer of Westport Resources Corporation of Denver, Colorado, until Westport merged with Kerr-McGee in 2004. From 1994 to 1996, Mr. Wolf was President and Chief Operating Officer of UMC Corporation, and from 1981 to 1993, he was CEO and President of General Atlantic Resources. Mr. Wolf also serves on the boards of MarkWest Hydrocarbons, Inc., Aspect Energy, LLC and Enduring Resources LLC.

     OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE FOREGOING DIRECTORS. Unless otherwise directed by a proxy marked to the contrary, it is the intention of management to vote proxies FOR the election of the foregoing nominees as directors.

                                  PROPOSAL TWO:
                                  -------------

TO EXTEND THE TERM OF OUR EMPLOYEE STOCK PURCHASE PLAN

     The second proposal before stockholders is the approval of an amendment to our employee stock purchase plan previously approved by our Board, to extend the life of our employee stock purchase plan by five years, from August 2005 to August 2010. We are not asking for any additional shares to be reserved under the plan at this time. Without stockholder approval, we will not be able to issue any more shares under the plan after June 30, 2005, the last quarterly closing date before the plan expires.

     When we adopted the employee stock purchase plan in 1996, a maximum of 250,000 shares of common stock were reserved under the plan. Subsequent amendments by the board and stockholders have increased the maximum number of shares reserved under the plan to 1,750,000. As of February 28, 2005, we had 291,376 shares available for future purchases pursuant to the plan.

     Our Board is proposing to extend the life of the plan for another five years as the stock purchase plan is a vital element of our employees'
compensation, helps align the interest of our employees with you, our stockholders, and helps us recruit and retain employees. See also "Statement of Executive Compensation - Board Compensation Committee Report on Executive Compensation."

     SUMMARY OF THE KEY TERMS OF THE PLAN. Our employee stock purchase plan, adopted as of February 1996, is designed to provide our employees with an opportunity to purchase our common stock, thereby aligning their interests with our stockholders' interests. In addition, with its partial matching provisions, the plan provides additional compensation to our employees, helping us to attract and retain personnel of outstanding competence. Our plan is administered by the Compensation Committee of the Board, which is currently comprised of Messrs. Greene, McMichael and Wolf.

     The stock purchase plan provides that full-time employees may elect to participate in the plan before the beginning of each quarter, although if they should elect not to continue to participate, they must wait for a period of six months before participating again. The employees may elect to contribute up to 10% of their base salary to the plan either by payroll deductions or by making a cash payment prior to the end of each quarter. At each quarter-end, we contribute an amount equal to 75% of the employee's contributions and convert

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

the combined funds into shares of our common stock for the account of the employee calculated by using the current market price at quarter-end. The market price is defined as the average closing price on the NYSE for the ten trading days prior to the issue date. In addition, we pay the income tax on the Company matching portion for employees that are below a certain salary threshold, generally lower-paid employees who are not in the professional group.

     We initially issued new, previously unissued shares of common stock to our employees under the plan, although since September 2003, we have purchased shares on the open market and reissued them to employees under the plan. Under the terms of the plan, the shares of common stock must be held by our transfer agent for one year after issuance, after which time the employee is able to sell the shares at his or her discretion. Even though the employee may not sell the shares during the first year, the shares are fully vested at the time of issuance. If an employee is terminated for any reason prior to the quarter-end or makes an election to withdraw during the quarterly period, any contributions made by such employee during the quarter is refunded, without interest, and such employee does not receive our matching contribution.

     As the shares are immediately vested upon issuance, there are no provisions for a change of control in the plan. Any change in the capitalization of our Company such as stock dividends, stock splits, mergers, etc., will be taken into account at the time of issuance at each quarter-end. The funds contributed by us and the employee will be combined to purchase shares each quarter based on the capital structure in place at that point in time. This plan must also comply with the policies and procedures of the NYSE.

BOARD OF DIRECTORS' RECOMMENDATION

     A simple majority of votes cast at the meeting will approve the amendment, provided that there is a quorum at the meeting. OUR BOARD OF DIRECTORS BELIEVES THAT THE EMPLOYEE STOCK PURCHASE PLAN IS AN INTEGRAL PART OF OUR OVERALL COMPENSATION PLAN AND RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT. Unless otherwise directed by a proxy marked to the contrary, it is the intention of management to vote proxies FOR the approval of the amendment.

                                 PROPOSAL THREE:
                                 ---------------

APPROVE AN AMENDMENT TO THE LIMITED LIABILITY COMPANY AGREEMENT OF DENBURY ONSHORE, LLC, OUR MOST SIGNIFICANT SUBSIDIARY

     Proposal three asks for stockholder approval of an amendment to the limited liability company agreement of Denbury Onshore, LLC, which was created in the holding company reorganization of Denbury accomplished in December 2003. We created this holding company structure in 2003 in order to better reflect the operating practices and methods of Denbury, to improve its economics, and to provide better administrative and operational flexibility. In the reorganization, Denbury Resources Inc. (the former public company) was merged into a newly-created entity, Denbury Onshore, LLC ("Onshore"). Onshore was the surviving entity of the merger and Denbury Holdings, Inc., another newly-created entity, became the parent public holding company. The public stockholders of Denbury before the reorganization became the stockholders of Holdings, which changed its name to the public company name, Denbury Resources Inc. The reorganization was structured as a tax free reorganization to Denbury's stockholders and all outstanding capital stock of the original public company was automatically converted into the identical number and type of shares of the

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

new public holding company. Stockholders' ownership interest in the business did not change as a result of the new structure and shares of the Company remained publicly traded under the same symbol (DNR) on the New York Stock Exchange.

     As part of our 2003 holding company reorganization, Delaware law (Section 251(g)(7)(i) of the Delaware General Corporation Law) required that the limited liability company agreement of Onshore contain a provision which requires the public stockholders of Denbury to approve any acts or transactions by or involving Onshore that would require stockholder vote if Onshore were a Delaware corporation, just as if they were stockholders of Onshore and Onshore were a corporation, or which would require the vote of the second tier subsidiary of Denbury (the sole member) which owns Onshore. That voting right will apply in many situations, including, for example:

     I.   if Onshore acquires another entity through a merger, or

     II. if Onshore desires to amend many of the provisions of its limited liability company agreement; or

     III. if Onshore were to sell a substantial portion of its assets.

     The purpose of the statutory requirement for this special provision is to prevent a holding company reorganization, such as the Company's 2003 reorganization, from circumventing stockholder rights. That was not our intent or reason for doing the reorganization and the public shareholders of Denbury have the same ownership and rights after the reorganization as they did before. We would like to eliminate this unique provision relating to Onshore as the requirement is a limitation on our administrative and operational flexibility. For example, if Denbury planned to acquire a business through merging another entity into Onshore, requesting public stockholder approval would likely delay any such transaction and would require the drafting and filing of a proxy statement with the SEC, adding time and expense to hold a stockholder meeting. In the past, management of Denbury has been able to make subsidiary acquisitions without stockholder approval, subject of course to applicable state laws and rules of the New York Stock Exchange on those major transactions which require stockholder approval. There is no requirement under Delaware law that stockholders of a parent company be entitled to vote on these types of matters involving its wholly-owned subsidiaries.

ARTICLE XI OF THE LIMITED LIABILITY COMPANY AGREEMENT OF ONSHORE

     The following Article XI of the Limited Liability Company Agreement of Denbury Onshore, LLC will be eliminated if Proposal Three is approved by the stockholders:

     "Any act or transaction by or involving the Company, other than the election or removal of managers of the Company, that requires for its adoption under this LLC Agreement the approval of the members of the Company, or would require the approval of the stockholders of the Company if the Company were a corporation subject to the DGCL (other than the election or removal of directors), shall, as a result of the requirements of Section 251(g) of the DGCL, require, in addition, the approval of the stockholders of Denbury Resources Inc., a Delaware corporation formerly known as Denbury Holdings, Inc. ("Holding Company") (or any successor by merger), by the same vote as is

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

required by the DGCL and/or this LLC Agreement. Any amendment of this LLC Agreement that would, if adopted by a corporation subject to the DGCL, be required to be included in the certificate of incorporation of such corporation, shall, as a result of the requirements of Section 251(g) of the DGCL, require, in addition, the approval of the stockholders of Holding Company (or any successor by merger), by the same vote as is required by the DGCL and/or by this LLC Agreement. Nothing in this Article shall be deemed or construed to require approval of the stockholders of Holding Company to elect or remove any mangers of the Company."

BOARD OF DIRECTORS' RECOMMENDATION

     Management and the Board of Directors of Denbury are requesting approval by the stockholders of Denbury of amendment of Onshore's limited liability company agreement to remove the public stockholder voting requirement in order to allow operational flexibility in transactions involving Onshore and most efficiently realize the benefits of a holding company structure at the Onshore level. If proposal three is approved, we would no longer be required to request Denbury public stockholder approval of mergers and related fundamental actions involving Onshore. The amendment would not affect the rights of Denbury stockholders to vote on acts or transactions of Denbury. There is no present intention to take any action involving Onshore that would require Denbury stockholder approval of the type that would be eliminated by the approval of proposal three. This proposal requires approval by the holders of a majority of the issued and outstanding shares entitled to vote at the meeting. OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL THREE. Unless otherwise directed by a proxy marked to the contrary, it is the intention of management to vote FOR the approval of the amendment of Onshore's limited liability company agreement to remove those provisions requiring the approval of Denbury's public stockholders in order for Onshore to take various actions.

                      EQUITY COMPENSATION PLAN INFORMATION

     The  following  table   summarizes   information   about  Denbury's  equity
compensation plans as of December 31, 2004.

                                                                                                Number of securities
                                                                                                remaining available
                                                                                                for future issuance
                                         Number of securities to        Weighted average            under equity
                                         be issued upon exercise       exercise price of         compensation plans
                                         of outstanding options,      outstanding options,     (excluding securities
                                           warrants and rights        warrants and rights      reflected in column a)
Plan Category                                      (a)                        (b)                       (c)
---------------------------------------- -------------------------  ------------------------- -------------------------
EQUITY COMPENSATION PLANS
APPROVED BY SECURITY HOLDERS:

Stock Option Plan.......................                4,440,157   $                  10.49                   710,291

2004 Omnibus Plan.......................                        -                          -                 1,350,000

Employee Stock Purchase Plan............                        -                          -                   291,376

EQUITY COMPENSATION PLANS
NOT APPROVED BY SECURITY HOLDERS:

Director Compensation Plan..............                        -                          -                    71,930
                                         -------------------------  ------------------------- -------------------------
                                                        4,440,157   $                  10.49                 2,423,597
                                         =========================  ========================= =========================


     A description of our Director Compensation Plan is included under the heading "Compensation of Directors - Directors' Fees."

                            GOVERNANCE OF THE COMPANY

     The business, property and affairs of the Company are managed by the Chief Executive Officer under the direction of the Board of Directors. The Board has responsibility for establishing broad corporate policies and for overall performance and direction of the Company, but is not involved in day-to-day operations. Members of the Board keep informed of the Company's business by participating in Board and committee meetings, by reviewing analyses and reports sent to them regularly, and through discussions with the Chief Executive Officer and other officers.

CORPORATE GOVERNANCE GUIDELINES

     The Board has adopted corporate governance guidelines that address significant issues of corporate governance and set forth the procedures by which the Board carries out its responsibilities. Among the areas addressed by the guidelines are director qualifications and responsibilities, Board committee responsibilities, selection and election of directors, director compensation and tenure, director orientation and continuing education, access to management and independent advisors, succession planning and management development, Board meetings, and Board and committee performance evaluations. The Board's

Nominating/Corporate Governance Committee is responsible for assessing and periodically reviewing the adequacy of these guidelines. The guidelines are available on the Company's website at www.denbury.com under the "Corporate Governance" link. The Company will provide the guidelines free of charge to stockholders who request them.

DIRECTOR INDEPENDENCE

     The guidelines provide that at least a majority of the members of the Board must be independent as required by the New York Stock Exchange ("NYSE") corporate governance listing standards. The Board has affirmatively determined that all nominees for director, with the exception of Mr. Roberts, the Company's President and Chief Executive Officer, qualify as independent directors under these standards based on its review of all relevant facts and circumstances.

CODE OF CONDUCT AND ETHICS

     The Company has a code of conduct and ethics that applies to its officers, employees and directors. This code assists employees in resolving ethical issues that may arise in complying with Denbury's policies. The President and Chief Executive Officer, Senior Vice President and Chief Financial Officer and Vice President and Chief Accounting Officer are also subject to the Code of Ethics for Senior Financial Officers and Principal Executive Officer. The purpose of these codes is to promote, among other things:

     o    ethical handling of actual or apparent conflicts of interest;

     o full, fair and accurate and timely disclosure in filings with the Securities and Exchange Commission and in other public disclosures;

     o    compliance with the law and other regulations;

     o    protection of the Company's assets;

     o    insider trading policies; and

     o    prompt internal reporting of violations of the codes.

     Both of these codes are available on the Company's website at www.denbury.com, under the "Corporate Governance" link. The Company will provide these codes free of charge to stockholders who request them. Any waiver of these codes with respect to officers and directors of the Company may be made only by the Board of Directors and will be disclosed to stockholders on the Company's website, along with any amendments to these codes.

COMMUNICATION WITH THE BOARD

     The Board has approved the process that stockholders or other interested parties may use in contacting the members of the Board. All parties wishing to communicate with the Board should address letters to:

           Denbury Resources Inc.
           Attn: Corporate Secretary
           5100 Tennyson Parkway, #3000
           Plano, TX   75024

     In addition, interested parties may e-mail the corporate secretary and Board members at: secretary@denbury.com. All such communications will be forwarded by the Secretary directly to the Board.

IDENTIFICATION OF DIRECTOR CANDIDATES

     Our Nominating/Corporate Governance Committee is responsible for identifying and reviewing director candidates to determine whether they qualify for and should be considered for membership on the Board. The committee seeks candidates from diverse business and professional backgrounds with outstanding integrity, achievements, judgment and other skills and experience that will enhance the Board's ability to serve the long-term interests of stockholders. Members of the Board will be asked to submit recommendations when there is an opening or anticipated opening for a director position. The Nominating/Corporate Governance Committee may also use outside sources or third parties to find potential Board member candidates, and similarly may use the services of outside sources or a third party to identify, evaluate or assist in identifying or evaluating nominees brought to their attention.

     The Nominating/Corporate Governance Committee will also equally consider director candidates recommended by the stockholders. For the 2006 annual meeting of stockholders, any such recommendation should be submitted in writing on or before November 1, 2005, to permit adequate time for review by the Committee. The recommendation should also provide the reasons supporting a candidate's recommendation, the candidate's qualifications, the candidate's consent to being considered as a nominee, and a way to contact the candidate to verify his or her interest and to gather further information, if necessary. In addition, the stockholder should submit information demonstrating the number of shares he or she owns. Stockholders may send recommendations for director candidates to the address listed above under "Communication with the Board." Stockholders who wish to nominate an individual to the Board must follow the advance notice and other requirements of the Company's Bylaws.

                    BOARD MEETINGS, ATTENDANCE AND COMMITTEES

     The Board met ten times during the year ended December 31, 2004, including telephone meetings. All incumbent directors attended at least 75% of the meetings held while they were on the Board. The Board took all other actions by unanimous written consent during 2004. In addition, all directors attended at least 75% of all meetings of each of the committees on which they served. The

Company encourages the directors to attend, but does not have a policy that all of the directors must be present at the annual meeting of stockholders. The following directors attended last year's annual meeting of stockholders: Messrs. Greene, Heather, Roberts, and Wettstein, the only incumbent directors on the Board at that time. The board has an Audit Committee, a Compensation Committee (which also functions as the Stock Option Plan and Stock Purchase Plan Committee) and a Nominating/Corporate Governance Committee. The entire board acts in that capacity. On occasion, the Board appoints other committees to deal with certain matters.

AUDIT COMMITTEE REPORT

     The Audit Committee is currently comprised of three outside independent directors, Messrs. Heather, Stein and Wettstein, with Mr. Wettstein and Mr. Stein acting as Co-Chairman. Mr. Greene was also on the Audit Committee from May 2004 to January 2005 to fill a committee vacancy resulting from the decision of Mr. Miller to not stand for re-election at the 2004 annual meeting. He was replaced on the Audit Committee by Mr. Stein upon his appointment to the Board in January 2005. The purpose of the Committee is to appoint, compensate and evaluate the Company's independent accountants and petroleum engineers, and to provide assistance to the Board in fulfilling its oversight responsibility with respect to:

     o the integrity and quality of the financial statements and proven reserves of the Company;

     o    evaluation of the internal controls of the Company;

     o    the  performance  of  the  Company's  internal  audit  function,   the
          independent accountants, and the independent petroleum engineers;

     o the independent accountants' and petroleum engineers' qualifications and independence;

     o    compliance by the Company with legal and regulatory requirements;

     o evaluation of the Company's effectiveness for assessing, mitigating and controlling significant business risks; and

     o    compliance with the Company's code of conduct and ethics.

     The  Audit  Committee  meets  regularly  with  financial  management,   the
Company's  internal  auditor  and  independent   auditors  to  review  financial
reporting and accounting and financial controls of the Company. The Audit Committee reviews and gives prior approval for fees and non-audit related services of the independent auditors. The internal auditor, independent auditors and independent engineers all have unrestricted access to the Audit Committee and meet with the Audit Committee without management representatives present to discuss the results of their examinations and their opinions. The Audit

Committee also meets with the independent reserve engineers, has the power to conduct internal audits and investigations, receives recommendations or suggestions for changes in accounting procedures, and initiates or supervises any special investigations it may choose to undertake. Each year, the Audit Committee recommends to the Board the selection of a firm of independent auditors and a firm of independent reserve engineers. The Audit Committee met five times during 2004.

     The NYSE and the Securities and Exchange Commission (the "SEC") have adopted standards with respect to independence and financial experience of the members of the Audit Committee. The standards require that all of the members of audit committees be independent and that they all be able to read and understand fundamental financial statements, including balance sheets, income statements and cash flow statements. Additionally, at least one member of the committee must be deemed to be the "audit committee financial expert." The financial expert must be knowledgeable in the application of generally accepted accounting principles, the understanding and preparation of financial statements, accounting for estimates, accruals and reserves, internal accounting controls and audit committee functions. Such knowledge is to have been obtained through past education and experience in positions of financial oversight. Both Co-Chairman of our Audit Committee, Mr. Stein and Mr. Wettstein, have such experience and have been designated as "audit committee financial experts." All members of the Audit Committee satisfy the criteria for both independence and experience.

     The Audit Committee reports to the Board on its activities and findings. The Board adopted a written charter for the Audit Committee in 2000 and amended it in February 2003. The charter is available on our website at www.denbury.com under the "Corporate Governance" link.

     The Audit Committee reports as follows with respect to the Company's 2004 audited financial statements:

     o The Committee has reviewed and discussed with management the Company's 2004 audited financial statements;

     o The Committee has discussed with the independent auditors, PricewaterhouseCoopers LLP, the matters required to be discussed by SAS 61, as modified or supplemented, which include matters related to the conduct of the audit of the Company's financial statements;

     o The Committee has received written disclosures and the letter from the independent auditors required by ISB Standard No. 1 (which relates to the auditors' independence from Denbury and its related entities) and has discussed with the auditors the auditors' independence from Denbury;

     o    The   Committee   reviewed   the   requirements   and  the   Company's
          implementation of Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations; and

     o Based on review and discussions of the Company's 2004 audited financial statements, including management's discussion and analysis of financial condition and results of operations, with management and the independent auditors, the Audit Committee has approved Denbury's audited financial statements and management's discussion and analysis of financial condition and results of operations for inclusion in the Company's 2004 Annual Report on Form 10-K.

                                              The Audit Committee
                                              Wieland F. Wettstein, Co-Chairman
                                              Randy Stein, Co-Chairman
                                              David I. Heather

COMPENSATION COMMITTEE

     The Compensation Committee is currently comprised of Messrs. Greene, McMichael and Wolf, with Mr. Greene acting as its Chairman. The purpose of the Compensation Committee, acting also as the Stock Option Plan Committee and Stock Purchase Plan Committee, is to provide assistance to the Board in discharging its responsibilities relating to the compensation and development of the Chief Executive Officer and other officers, and to oversee and administer equity and other compensation and benefit plans, including:

     o recommending to the Board the design of an overall compensation program and structure for the Company and reviewing the program annually, recommending to the Board overall salary increases, bonuses and other annual compensation, and proposing modifications to the compensation program as deemed necessary;

     o reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer's compensation and evaluating the Chief Executive Officer's performance in light of these goals and determining and recommending to the Board his compensation in light of this evaluation;

     o recommending to the Board the adoption or amendment of the Company's equity-based and other incentive compensation plans, and approving, administering and granting awards under these plans; and

     o preparing and publishing an annual report on executive compensation to be included in the Company's proxy statement.

     The specific responsibilities of the Compensation Committee are identified in the Company's charter, which is available on the Company's website at www.denbury.com under the "Corporate Governance" link. The Compensation Committee met twice during 2004.

NOMINATING/CORPORATE GOVERNANCE COMMITTEE

     The Board created a Nominating/Corporate Governance Committee during 2003, which is currently comprised of Messrs. Greene, Heather and Wettstein. All of the members of the Nominating/Corporate Governance Committee are independent under the NYSE corporate governance listing standards. The purpose of the Committee is to provide assistance to the Board in discharging its
responsibilities   for  ensuring  the  effective   governance  of  the  Company,
including:

     o    identifying individuals qualified to become members of the Board;

     o recommending to the Board the director nominees for the annual meeting of stockholders or for appointment by the Board if a vacancy occurs between annual meetings;

     o seeking to maintain the independence and quality of the Board through an annual self-evaluation and compliance with applicable laws and regulations for each director and committee member;

     o developing and recommending to the Board adoption of its various codes of conduct, ethics, and governance guidelines;

     o monitoring and developing the necessary training for new board members;

     o    recommending  to  the  Compensation   Committee   regarding   director
          compensation and benefits on an annual basis; and

     o    reviewing the Company's proxy statement prior to its publication.

     The specific responsibilities of the Nominating/Corporate Governance Committee are identified in the Company's charter, which is available on the Company's website at www.denbury.com under the "Corporate Governance" link. The Nominating/Corporate Governance Committee met twice during 2004.

                            COMPENSATION OF DIRECTORS

     Information regarding the compensation received from Denbury, including options, during the fiscal year ended December 31, 2004, by Mr. Roberts, President, Chief Executive Officer and a director of the Company, is disclosed under the heading "Executive Compensation - Summary Compensation Table."

DIRECTORS' FEES

     We have a Director Compensation Plan to provide compensation to all of our non-employee directors so as to attract, motivate, and retain experienced and knowledgeable persons to serve as our directors and to promote an identity of interest between our directors and you, our stockholders.

     We increased our compensation for the non-employee directors effective July 1, 2004 in order to be competitive with the compensation paid to directors of our peer companies. Since July, they have been paid an annual retainer fee of $35,000, plus $2,000 per board meeting attended and $1,000 per telephone conference attended. The Chairman of the Compensation Committee and the Chairman of the Board are also paid an additional fee of $5,000 per year. The Co-Chairman of the Audit Committee are both paid an additional fee of $20,000 per year and the other Audit Committee members are paid an additional annual retainer of $5,000 for serving on the Audit Committee. The members of the Audit Committee may also receive an additional $5,000 per year fee for performing special services. The only such award to date has been to Mr. Heather who performs review work on our annual reserve report and began receiving this additional fee in the fourth quarter of 2002.

     As part of our review of compensation for our directors during 2004, we also issued each non-employee director 10,000 shares of restricted stock, to the four then existing independent directors in September 2004, and to Mr. McMicheal and Mr. Stein upon the appointment to the Board in December 2004 and January 2005, respectively. With respect to the 60,000 restricted shares which have been issued to Denbury's independent board members, the shares vest 20% per year over five years. For these shares, on each annual vesting date, 40% of such vested shares may be delivered to the director with the remaining 60% retained and held in escrow until the director's separation from the Company. All restricted shares vest upon death, disability or a change in control. We also issued stock options to the non-employee directors for the first time since 1993, issuing to each director 3,000 stock options in January 2005 that 100% balloon vest four years from the date of grant. Mr. Roberts has historically received stock option grants as an employee, and the options held by Mr. Roberts are disclosed under the heading "Executive Compensation".

     We adopted a Director Plan effective July 1, 2000, for a term of ten years. The Director Plan allows each non-employee director to make an annual election to receive his or her compensation either in cash or in shares of our common stock and to elect to defer receipt of such compensation, if they wish. The number of shares issued to a director who elects to receive shares of common stock under the Director Plan is calculated by dividing the director fees to be paid to such director by the average price of the Company's common stock for the ten trading days prior to the date the fees are payable. Generally directors' fees are paid quarterly. We also reimburse our directors for out-of-pocket travel expenses in connection with each board meeting attended. We have reserved 100,000 shares for issuance under the Director Plan, for directors who elect to receive their compensation in stock, and as of February 28, 2005, had 71,930 shares available under the plan.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table lists, as of February 28, 2005, the stockholders of which we are aware that beneficially own more than 5% of our issued and outstanding common stock and the common stock held by our executive officers and directors, individually and as a group to our knowledge solely based upon public filings. Unless otherwise indicated, each stockholder identified in the table is believed to have sole voting and investment power with respect to the shares beneficially held. The table includes shares that were acquirable within 60 days following February 28, 2005 under our Stock Option Plan.

                                                                   Beneficial Ownership
                                                                   of Common Stock as of
                                                                     February 28, 2005
                                                           -------------------------------------
                                                                                   Percent of
                   Name and Address of                                                Shares
                    Beneficial Owner                             Shares            Outstanding
---------------------------------------------------------- --------------------   --------------
Ronald G. Greene..........................................       956,353 (1)(2)       1.7%
David I. Heather..........................................        16,500 (1)(3)         *
Greg McMichael............................................        15,000 (1)            *
Randy Stein...............................................        10,000 (1)            *
Wieland F. Wettstein......................................        39,418 (1)(4)         *
Donald D. Wolf............................................        12,899 (1)            *
Gareth Roberts............................................       930,310 (5)          1.6%
Ronald T. Evans...........................................       212,003 (6)            *
Phil Rykhoek..............................................       256,043 (6)            *
Mark A. Worthey...........................................       269,356 (6)            *
Mark C. Allen.............................................       118,481 (6)            *
Ray Dubuisson.............................................       101,885 (6)            *
Ron Gramling..............................................       171,126 (6)            *
James H. Sinclair.........................................       123,493 (6)            *
All of the executive officers and directors as a group
  (14 persons).............................................    3,232,867 (7)          5.7%
Wellington Management Company..............................    4,062,338 (8)          7.2%
  75 State Street
  Boston, MA 02109

* Less than 1%

     (1) Includes 10,000 shares of restricted common stock which vests 20% per year, commencing on September 15, 2005 (except in the cases of Messrs. McMichael and Stein, whose vesting commences December 8, 2005 and January 21, 2006 respectively) until fully vested, none of which are vested as of February 28, 2005. In addition to the foregoing vesting provisions, all of these shares will vest upon death, disability, or a change in control of the Company. On each annual vesting date, 40% of such vested shares may be delivered to the director with the remaining 60% retained and held in escrow until their ceasing to be a director.

     (2) Includes 20,150 shares of common stock held by Mr. Greene's spouse in her retirement plan, 34,000 shares held in the Greene Family Charitable Foundation of which Mr. Greene is the trustee, and 564,703 shares held by Tortuga Investment Corp., which is solely owned by Mr. Greene.

     (3) Includes 6,500 shares of common stock held in a family trust of which Mr. Heather is a trustee.

     (4) Includes 7,700 shares of common stock held by S.P. Hunt Holdings Ltd., which is solely owned by a trust of which Mr. Wettstein is a trustee. Also includes 14,818 shares of common stock held by Mr. Wettstein's spouse in her retirement plan.

     (5) Includes 118,330 shares of common stock held by a corporation which is solely owned by Mr. Roberts, 2,228 shares held by his spouse and 192,900 shares which Mr. Roberts has the right to acquire pursuant to stock options which are currently vested or which vest within 60 days from February 28, 2005. Ownership also includes 63,000 shares of common stock held in a private charitable foundation which he and his spouse control, but in which they have no beneficial interest. Also includes 235,000 shares of restricted stock, 65% of which vests 20% per year, commencing on August 6, 2005 until fully vested, and 35% of which vests upon the later of the officer reaching a retirement age between the age of 60 and 65, depending on length of service, and the officer's separation from the Company. None of the shares of restricted stock are currently vested. In addition to the foregoing vesting provisions, all of these shares will vest upon death, disability, or a change in control of the Company. With respect to one-third of the 65% that vests over time and all of the shares that vest upon retirement, delivery of the shares will not be made to the officer until that officer's separation from the Company.

     (6) Includes the following shares of common stock for each respective individual which they respectively have the right to acquire pursuant to (a) stock options that are currently vested or that vest within 60 days from February 28, 2005, and (b) shares of restricted stock, 65% of which vests 20% per year, commencing on August 6, 2005 until fully vested, and 35% of which vests upon the later of the officer reaching a retirement age between the age of 60 and 65, depending on length of service, and the officer's separation from the Company. None of the shares of restricted stock are currently vested. In addition to the foregoing vesting provisions, all of these shares will vest upon death, disability, or a change in control of the Company. With respect to one-third of the 65% that vests over time and all of the shares that vest upon retirement, delivery of the shares will not be made to the officer until that officer's separation from the Company.


                Officer                Stock Options        Restricted Stock
          ---------------------------  -----------------   ------------------
          Ronald T. Evans............             21,700              175,000
          Phil Rykhoek...............             61,750              175,000
          Mark A. Worthey............             56,046              175,000
          Mark C. Allen..............             21,500               85,000
          Ray Dubuisson..............             15,000               85,000
          Ron Gramling...............             73,894               85,000
          James H. Sinclair..........             35,656               85,000

     (7) Includes 488,446 shares of common stock which the officers and directors as a group have the right to acquire pursuant to stock options which are currently vested or which vest within 60 days from February 28, 2005, and 1,160,000 shares of restricted stock of which vests over time as indicated above, none of which are vested as of February 28, 2005.

     (8) Information based on Schedule 13G filed with the SEC on February 14, 2005. Wellington Management Company claims shared power to vote or to direct the vote for 3,182,338 shares and shared power to dispose or to direct the disposition of 4,062,338 shares.

                                   MANAGEMENT

     The names of our officers, the offices held by them and the period during which such offices have been held are set forth below. Each officer holds office until his successor is duly elected and qualified in accordance with the By-laws.


        Name                Age    Position
        -----------------  -----   ---------------------------------------
        Gareth Roberts       52    President and Chief Executive Officer
        Ronald T. Evans      42    Senior Vice President, Reservoir Engineering
        Phil Rykhoek         48    Senior  Vice  President,  Chief  Financial
                                   Officer, Secretary and Treasurer
        Mark A. Worthey      47    Senior Vice President, Operations
        Mark C. Allen        37    Vice President & Chief Accounting Officer
        Ray Dubuisson        54    Vice President, Land
        Ron Gramling         59    Vice President, Marketing
        James H. Sinclair    42    Vice President, Exploration

     Set forth below is a description of the business experience of each of our officers other than Gareth Roberts. See "Business to be Conducted at the Meeting
- Election of Directors" for a discussion of the business experience of Gareth Roberts.

     Ronald T. Evans, Senior Vice President, Reservoir Engineering, is a registered Professional Engineer who joined us in September 1999. Before joining Denbury, he was employed as a manager with Matador Petroleum Corporation for 3 years and employed by Enserch Exploration, Inc. for 12 years in various positions. Mr. Evans received his Bachelor of Science degree in Petroleum Engineering from the University of Oklahoma in 1984 and his MBA from the University of Texas at Dallas in 1995. Mr. Evans also serves as a director of Genesis Energy, L.P.

     Phil Rykhoek, a Certified Public Accountant, is Senior Vice President, Chief Financial Officer, Secretary and Treasurer of Denbury. Before joining us in June 1995, Mr. Rykhoek was co-founder and an executive officer of Petroleum Financial, Inc. ("PFI"), a private company formed in May 1991 to provide accounting, financial, and management services on a contract basis to other entities. While at PFI, Mr. Rykhoek was also an officer of Amerac Energy Corporation, where he had been employed in various positions for eight years, most recently as Vice President and Chief Accounting Officer. Mr. Rykhoek also serves as a director of Genesis Energy, L.P.

     Mark A. Worthey, Senior Vice President, Operations, is a geologist and is responsible for all aspects of operations in the field. Before joining us in September 1992, Mr. Worthey was with Coho Resources, Inc. as an exploitation manager, beginning his employment there in 1985. Mr. Worthey graduated from Mississippi State University with a Bachelor of Science degree in petroleum geology in 1984. Mr. Worthey also serves as a director of Genesis Energy, L.P.

     Mark C. Allen, a Certified Public Accountant, is Vice President and Chief Accounting Officer. Mr. Allen joined us in April 1999 as Controller and Chief

Accounting Officer. Prior to joining Denbury, Mr. Allen was Manager of Financial Reporting for ENSCO International Incorporated from November 1996 to April 1999. Prior to November 1996, Mr. Allen was a manager in the accounting firm of Price Waterhouse LLP.

     Ray Dubuisson is Vice President, Land, of Denbury. He joined us in July 2002. Prior to joining Denbury, Mr. Dubuisson was a practicing oil and gas attorney in the Houston area primarily involved in exploration and production transaction work, preparation of title opinions, and negotiation and preparation of acquisition and divestiture agreements. He is licensed to practice law in the State of Texas, and has previously served as Vice President of Land for Weber Energy Corporation and Quanah Petroleum in Dallas, as Gulf Coast District Land Manager for Aminoil in Houston, and as Landman for Chevron in New Orleans.

     Ron Gramling is Vice President, Marketing. He joined us in May 1996. Before becoming affiliated with Denbury, he was employed by Hadson Gas Systems as Vice President of Term Supply. Mr. Gramling has 34 years of marketing, transportation and supply experience in the natural gas and crude oil industry. He received his Bachelor of Business Administration degree from Central State University, Edmond, Oklahoma in 1970.

     James H. Sinclair, Vice President of Exploration joined Denbury in 1993. During his tenure he has served in management positions in acquisitions and exploration. Before joining Denbury, he was with Coho Resources, Inc. as a geologist. Mr. Sinclair received his Bachelor of Science degree in Geology in 1984 from Northeast Louisiana University. He is a member of the AAPG (American Association of Petroleum Geologists), Dallas Geologic Society, and the SEG (Society of Exploration Geophysicists).

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets out a summary of executive compensation for our President and Chief Executive Officer and our next four most highly compensated executive officers for each of the last three completed fiscal years (collectively, the "Named Executive Officers").

                                                   Annual Compensation            Long Term Compensation
                                            ---------------------------------- -----------------------------
                                                                                                Number of
                                                                                                Securities
                                                                                Restricted      Underlying
                                                                                  Stock          Options         All Other
Name and Principal Position                  Year      Salary     Bonuses(1)      Awards         Granted     Compensation(2,3)
------------------------------------------- -------- ------------ ------------ -------------   ------------- -------------------
Gareth Roberts                                 2004  $   358,340  $   186,092   $ 4,657,700 (4)      23,333   $          38,605
     President and                             2003      350,000      100,091             -          22,807              37,630
     Chief Executive Officer                   2002      309,500      129,342             -          22,845              14,390

Ronald T. Evans                                2004  $   256,000  $   132,923   $ 3,468,500 (4)      16,675   $          30,925
     Senior Vice President,                    2003      250,000       71,528             -          14,870              29,962
     Reservoir Engineering                     2002      201,750       84,600             -          14,901              26,102

Phil Rykhoek                                   2004  $   256,000  $   132,923   $ 3,468,500 (4)      16,675   $          30,925
     Senior Vice President, Chief              2003      250,000       71,528             -          14,870              29,962
     Financial Officer and Secretary           2002      201,750       84,600             -          14,901              26,102

Mark A. Worthey                                2004  $   256,000  $   132,923   $ 3,468,500 (4)      16,675   $          30,925
     Senior Vice President,                    2003      250,000       71,528             -          14,870              29,962
     Operations                                2002      201,750       84,600             -          14,901              26,102

Mark C. Allen                                  2004  $   179,330  $    93,114   $ 1,684,700 (4)      11,667   $          24,649
     Vice President and                        2003      175,000       50,046             -          11,820              23,890
     Chief Accounting Officer                  2002      160,430       67,245             -          11,844              20,992


     (1) Bonuses represent the amounts earned based on our performance for the year indicated, even though they are actually paid in the subsequent year. Bonuses also include a Christmas bonus that is equivalent to one week's salary and has been paid to all employees for each of the last three years.

     (2) Amounts in this column for 2004 include our matching contributions to the Employee Stock Purchase Plan, 401(k) Plan, and life and disability insurance premiums paid on behalf of the Named Executive Officers as follows:

                                Stock             401(k)          Insurance
                            Purchase Plan          Plan            Premiums
                          ------------------ ----------------- -----------------
Gareth Roberts            $          26,880  $          9,225  $          2,500
Ronald T. Evans                      19,200             9,225             2,500
Phil Rykhoek                         19,200             9,225             2,500
Mark A. Worthey                      19,200             9,225             2,500
Mark C. Allen                        13,450             9,225             1,974

     (3) The aggregate amount of all other non-cash annual compensation for 2004 was less than 10% of the total annual salary and bonus of each Named Executive Officer for each year.

     (4) The holders of these shares have all of the rights and privileges of owning the shares (including voting rights) except that the holders are not entitled to delivery of the certificates until certain requirements are met. The vesting restrictions on these shares are as follows: i) 65% of the awards vest 20% per year over five years and,
          ii) 35% of the awards vest upon the holder reaching a retirement age between the age of 60 and 65, depending on length of service. All restricted stock vest upon death, disability or a change of control. The restricted stock was granted on August 6, 2004. The closing market price on the date of grant was $19.82 per share. As of December 31, 2004, the value of the restricted stock awards, none of which were vested at that time, was $6,450,750 for Mr. Roberts, $4,803,750 for Messrs. Evans, Rykhoek and Worthey, and $2,333,250 for Mr. Allen, based on the closing market price of $27.45 at that time. The officers are not entitled to dividends on the restricted stock unless the stock has vested. The total number of shares awarded to each officer and the number of shares that vest during each of the next three years (39% of the total awards) are listed below.

                          Restricted shares that vest during year ended December 31,         Total
                                2005               2006              2007                Grants (shares)
                          ------------------ ----------------- -----------------       ------------------
Gareth Roberts                       30,550            30,550            30,550                  235,000
Ronald T. Evans                      22,750            22,750            22,750                  175,000
Phil Rykhoek                         22,750            22,750            22,750                  175,000
Mark A. Worthey                      22,750            22,750            22,750                  175,000
Mark C. Allen                        11,050            11,050            11,050                   85,000

OPTION GRANTS IN 2004

       The following table represents the options granted to the Named Executive Officers during 2004 and the value of such options as of the date of grant:

                                         Individual Grants
-----------------------------------------------------------------------------------------------------
                                          % of
                                       Total Options
                        Number of       Granted to        Exercise                      Grant Date
                         Options       Employees in        Price        Expiration        Present
        Name             Granted           2004          ($/Share)         Date         Value $(1)
--------------------- --------------  ----------------  -------------  -------------   --------------
Gareth Roberts               23,333 (2)          2.3%        $ 13.65       1/2/2014        $ 143,559
Ronald T. Evans              16,675 (2)          1.7%          13.65       1/2/2014          102,595
Phil Rykhoek                 16,675 (2)          1.7%          13.65       1/2/2014          102,595
Mark A. Worthey              16,675 (2)          1.7%          13.65       1/2/2014          102,595
Mark C. Allen                11,667 (2)          1.2%          13.65       1/2/2014           71,782



     (1) As permitted by the Securities and Exchange Commission rules, the Grant Date Present Value of the options set forth in this table is calculated in accordance with the Black-Scholes option pricing model, using the following assumptions; expected volatility computed using, as of the date of grant, the prior five year monthly average of the our common stock listed on the NYSE, which was 47.0%; expected dividend yield - 0%; expected option term - 5 years; and a risk-free rate of return as of the date of grant of 3.3%, based on the yield of five year U.S. Treasury securities. The actual value of the options presented in this table depends upon the performance of the common stock during the applicable period in which they are exercised. The dollar amounts in this column are not intended to forecast potential future appreciation, if any, of the common stock.

     (2) These options cliff vest 100% on January 2, 2008, four years from the date of grant.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the Named Executive Officers concerning unexercised options held by them as of December 31, 2004. The options exercised by the Named Executive Officers during 2004 are listed below:

                          Shares                          Number of Common Shares
                         Acquired         Value           Underlying Unexercised         Value of Unexercised In-the
                        on Exercise     Realized                Options at                      Money Options at
Name                      in 2004        in 2004             December 31, 2004               December 31, 2004 (1)
----------------------- ------------   ------------   -------------------------------- ---------------------------------
                                                       Exercisable     Unexercisable     Exercisable     Unexercisable
                                                      ---------------  --------------- ---------------- ----------------
Gareth Roberts                    -    $         -           174,200           87,685   $    3,403,384  $     1,506,876
Ronald T. Evans              10,000        207,600             9,500           58,646          224,153        1,003,101
Phil Rykhoek                 42,500 (2)    575,329 (2)        55,650           29,324          896,522          501,568
Mark A. Worthey              48,625      1,007,657            43,846           58,646          703,520        1,003,101
Mark C. Allen                21,000        323,092            11,800           45,031          278,441          775,274

     (1) Based on the average of the high and low sales price of Denbury's common stock on December 31, 2004, of $27.575 per share as reported by the NYSE.

     (2) Included in the table are 7,500 options that were exercised and held by Mr. Rykhoek, with a value realized of $129,150 representing the difference between the exercise and market price on the date of exercise, even though the shares were not sold.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board (the "Committee") is responsible for making recommendations to the Board regarding the general compensation policies of the Company, the compensation plans and specific compensation levels for officers and certain other managers. The Committee also administers our stock option and stock purchase plans for all employees.

     The basic policy adopted by the Board is to ensure that salary levels and compensation incentives are designed to attract and retain qualified individuals in key positions and are commensurate with the level of executive responsibility, the type and scope of our operations, and our financial condition and performance.

     The overall compensation philosophy is that:

     o we pay base salaries that will attract and retain outstanding talent, generally around the median salaries of comparable companies;

     o    long-term incentives are the main focus of compensation;

     o all employees are encouraged to be stockholders to better align their interests with those of our stockholders; and

     o employees are rewarded primarily for the effort and results of the team or Company as a whole, rather than compensating only for individual performance.

     The components of this philosophy consist of:

     o    competitive base salaries;

     o    a stock purchase plan for all employees;

     o stock options for all employees, but with a higher level for the professionals;

     o    restricted stock to the officers; and

     o    a profit sharing plan or bonus plan.

     BASE SALARIES. In determining an executive's salary, the Committee weighs individual performance, overall corporate performance, the executive's position and responsibility in the organization, the executive's experience and expertise and compensation for comparable positions at comparable companies. In making recommendations, the Committee exercises subjective judgment using no specific weights for these factors. The Committee believes that base salaries that average at or near the median of comparable companies, as determined from salary surveys and other data, are generally appropriate as a frame of reference for base pay decisions. The specific compensation for individual executives will vary from these levels as a result of the subjective judgment of the Committee and based on the recommendation of the Chief Executive Officer with regard to the other executives. This is the primary part of the compensation package whereby a distinction is made for individual performance, as the other components of the compensation plan are generally consistent among employee groups and are proportional to base salaries.

     The Chief Executive Officer's salary is determined in much the same manner as that of other employees, with an intent to set his base salary at or near the median of comparable companies based on salary surveys of the Company's peers. The 2004 salary adjustments, effective January 1, 2005, for the Chief Executive Officer, and other officers were made primarily to recognize the overall wage inflation in the industry. These salary increases averaged 5.0% for the Company as a whole (as compared to 3.0% in the prior year), 4.1% for the Named Executive Officers as a group and 4.0% for the President and Chief Executive Officer. The Committee does not consider factors relating to the Company's performance in setting base salaries, but they do impact the magnitude of bonuses that are granted (see "Bonus Plan" below).

     STOCK PURCHASE PLAN. To encourage stock ownership in the Company by all of the employees, we have a stock purchase plan which allows all employees to contribute up to 10% of their base compensation with the Company matching 75% of such contributions. The combined funds are used at the end of each quarter to purchase common stock at the current market price. In addition, we pay the income tax on the matching portion for employees who are below a certain salary threshold, who are generally the employees that are not in the professional group. The stock purchase plan requires each employee to hold these shares for a minimum of one year before disposition. The Named Executive Officers received approximately 9.7% of the total Company matching compensation during 2004.

     STOCK OPTIONS. Our compensation program currently includes the issuance of stock options to all of our eligible employees and officers on their date of hire, with additional options granted each year as part of the annual review by the Committee of compensation. An employee's initial grant generally vests 25% per year over a period of four years, while the annual grants generally cliff vest 100% four years from the grant date. The goal of our stock option grant program to employees is to provide a generally consistent level of option grants that vest each year.

     As part of their annual compensation evaluation, the Committee considers the computed value of stock options using the Black-Scholes pricing model, and also takes into consideration:

     o the total options outstanding relative to the total common stock outstanding;

     o the number of option grants made by comparable companies in the aggregate and for similar positions;

     o the perceived incentive value of the options currently held by the employees; and

     o    the overall compensation package by the Company for that year.

     Based on these factors, the Committee determines the appropriate number of stock options to set aside for issuance to new employees and the number to be granted to existing employees who are part of the Company's annual recurring grant program. Since the price of the Company's stock has generally increased over the last few years, the Black-Scholes pricing model suggests that the number of stock options granted to each employee should decrease correspondingly, assuming that other variables that are part of the Black-Scholes computation remain constant. The Committee, following a practice generally used since 1999, has reduced the number of annual option grants to each employee by approximately one-half of what the Black-Scholes formula would suggest is necessary to maintain a consistent level of stock option compensation for each employee, as they believe the other factors noted above should also be taken into consideration.

     Once overall Company-wide levels of cash compensation and stock option grants are determined, stock options are generally allocated among employees on the basis of their current year bonuses which are set at the same time. Our executive officers receive a level of stock options calculated using the same percentage of bonuses as the other employees in the management and professional group, using the same classifications of employees referenced "Bonus Plan" below, even though their bonuses are paid at the fourth level. These classifications of employees for cash bonuses and stock options are generally based upon the level of base compensation. All options are granted at the prevailing market price for our common stock and only have value if the market price of the common stock increases after the date of grant. All of the options granted under the option plan expire ten years from the date of grant and, to the extent allowed under the United States federal income tax laws, are granted as incentive stock options.

     Currently we plan to discontinue the use of stock options effective July 1, 2005. Future grants to new employees and recurring grants to existing employees will be made with stock appreciation rights payable only in stock rather than stock options. The allocation methodology and practice is expected to remain the same. This change will not impact the employees' level of compensation or potential economic benefit, but will benefit all shareholders as it will significantly reduce the amount of dilution caused by the issuance of stock options.

     The Named Executive Officers received approximately 8.6% of the total option grants during 2004. See also "Executive Compensation - Option Grants in 2004."

     RESTRICTED STOCK. Following approval of the 2004 Omnibus Stock and Incentive Plan, the Committee evaluated the issuance of restricted stock to its then existing officers. The Committee concluded that this additional incentive for management was necessary (i) in light of our executives' compensation compared to their peers, (ii) to further emphasize long-term incentives that are consistent with those of our stockholders, and (iii) to more closely match their compensation to overall Company performance. The Committee elected to grant shares of restricted stock that vested over a long-term period and further required that the officers retain a significant portion of any restricted stock grant as long as they are employed by the Company. In August 2004, the Board, on recommendation from the Committee, authorized the issuance of 235,000 shares of restricted stock to Mr. Roberts, President and CEO, 175,000 shares to each of the three Senior Vice Presidents, and 85,000 shares to each of the other Vice Presidents, or a total of 1,100,000 shares. The Committee imposed the following vesting restrictions on those shares: i) 65% of the awards vest 20% per year over five years and, ii) 35% of the awards vest upon retirement (as defined in the plan). With respect to the 65% of the awards that vest over five years, on each annual vesting date, 66-2/3% of the vested shares may be delivered to the officer with the remaining 33-1/3% retained and held in escrow until the officer's separation from the Company.

     The Committee also reviewed compensation to directors in 2004. The Committee concluded that the Company's directors were underpaid as compared to directors of the Company's peers, both as to cash compensation and as to equity awards. As such, the Board, on recommendation of the Committee, increased the directors' compensation (see "Compensation of Directors") and issued each non-employee director 10,000 shares of restricted stock. With respect to the 60,000 restricted shares issued to Denbury's six independent board members (including 10,000 restricted shares issued in 2005), the shares vest 20% per year over five years. For these shares, on each annual vesting date, 40% of such vested shares may be delivered to the director with the remaining 60% retained and held in escrow until the director's separation from the Company. All restricted shares vest upon death, disability or a change in control.

     BONUS PLAN. Since 1995, we have had a practice of paying cash bonuses to all of our employees each year except in 1998, when no bonuses were paid to employees. There is no formal bonus plan, nor any written formulas for determining bonus amounts. Because whether or not bonuses will be paid and in what amounts is determined by the Committee on a Company-wide basis, executive officers receive bonuses only if all employees receive bonuses.

     Our bonus practices currently classify employees into four levels for bonus compensation purposes, whereby at the first level, which includes all employees, bonuses generally range from zero to ten percent of base salaries, although in the past bonuses paid at this and all other levels have been as high as twelve and one-half percent of base salary in an exceptionally good year. There is an additional compensation layer for all employees in the professional group (the second level), whereby these employees may receive an additional level of bonuses of up to ten percent of base salaries, for or a total bonus ranging from zero to twenty percent. In addition, certain members of the professional group that are part of management or have been exceptional performers during a year (the third level) are eligible to receive an additional level of bonuses of up to ten percent of base salaries, for a total bonus ranging from zero to thirty percent. Lastly, our officers and other senior management (the fourth level) are eligible to receive an additional level of bonuses of up to ten percent of base salaries, for a total bonus ranging from zero to forty percent. All of our executive officers are eligible for bonuses at all four levels. All bonuses are paid at the same percentage for each level (i.e. if level one is 10%, levels two, three and four are also 10%).

     Since this practice began in 1995, we have paid cash bonuses ranging from 0% to 50% of base salary to our executive officers, depending on the Company's results for that year, as determined by the Committee. In addition to the aforementioned bonus practice, we have usually paid a Christmas bonus each year that is equivalent to one week of each employee's base salary.

     Bonus determinations are made by the directors on our Committee subjectively, not based on arithmetic methods or formulas, generally based on our overall corporate results and whether or not the Company has achieved predetermined Company-wide goals and objectives. Any measure that might be considered to determine whether or not an oil and gas company had a good year (or other measures of success or failure) is a possible consideration by the Committee. These measures have historically included an evaluation of production levels, stock performance, achievement of acquisition or disposition goals, completion of significant transactions, completion of significant projects (such as software systems or significant construction projects), operating and administrative expense levels as compared to budget, capital expenditures as compared to budget, and the changes in our proved, probable and possible reserves for that period as compared to costs incurred. As the Committee's decisions are subjective evaluations made on an overall basis, it is not possible to determine how these measures are weighted or evaluated by the Committee.

     The Committee recommended that bonuses for 2004 be awarded at the 125th percentile of the bonus range, which were paid in early 2005, due to the exceptionally good year for the Company. During 2004, the Company met almost all of its stated goals and objectives, including (i) higher than forecasted production, (ii) the sale of its offshore properties at a good price, the proceeds of which were used to reduce debt and accelerate the Company's tertiary programs, (iii) the discovery of an additional one Tcf of carbon dioxide to use in its tertiary program, (iv) the superb performance in the Company's stock, outperforming its peers by almost a two-to-one margin during the year, (v) reasonable, below industry average, finding costs for the year, (vi) conversion of a new software system on time and relatively close to budget, and (vii) significant work and effort in order to comply with the Sarbanes-Oxley Act rules and regulations. While these results were all positive, the Company did face significant cost inflation in the industry and failed to meet its budget for operating costs and capital expenditures. However, the Committee perceived most of this failure as an industry issue and concluded that overall, the Company, its management and its personnel had performed well and exceeded its planned objectives. As a result, the Committee recommended a bonus award for 2004 equal to 12.5 percent of salaries for each bonus level, which equated to a bonus of 12.5% for all employees, an additional 12.5 percent for all members of the professional group, an additional 12.5 percent for certain professionals, and an additional 12.5 percent for our top managers and officers. All bonuses were granted at the 125th percentile level of the potential bonus range, the prior maximum bonus being 10% of salary for each bonus level or a total of 40% for the officers and senior management. The President and Chief Executive Officers and all other Named Executive Officers received a bonus equal to approximately 50% of their salaries, consistent with the other officers and senior management. Bonuses were also allocated to the President and Chief Executive Officer, other Named Executive Officers and all other employees in a manner consistent with prior years, as outlined above.

     The foregoing report has been furnished by the following members of the Committee.

                                              The Compensation Committee
                                              Ronald G. Greene, Chairman
                                              Greg McMichael
                                              Donald D. Wolf

SEVERANCE PROTECTION PLAN

     In December 2000, the Board approved a severance protection plan for all of our employees. Under the terms of the severance plan, an employee is entitled to receive a severance payment if a change of control in the Company occurs and the employee is terminated within two years of the change of control. The severance plan will not apply to any employee who is terminated for cause or by an employee's own decision for other than good reason (e.g., change of job status or a required move of more than 25 miles). If entitled to severance payments under the terms of the severance plan, the Chief Executive Officer and our three senior vice presidents will receive three times their annual salary and bonus, all of our other officers will receive two and one-half times their annual salary and bonus, certain other members of management will receive two times their annual salary and bonus, and all other employees will receive from one-third to one and one-half times their annual salary and bonus depending on their salary level and length of service with us. All employees will also receive medical and dental benefits for one-half the number of months for which they receive severance benefits.

     The severance plan also provides that if our officers are subject to the "parachute payment" excise tax, then the Company will pay the employee under the severance plan an additional amount to "gross up" the payment so that the employee will receive the full amount due under the terms of the severance plan after payment of the excise tax.

                             SHARE PERFORMANCE GRAPH

     The following graph illustrates changes over the five year period ended December 31, 2004 in cumulative total stockholder return on our common stock, assuming an initial investment of $100 on December 31, 1999, as measured against the cumulative total return of the S&P 500 and the Dow Jones U.S. Exploration and Production Indexes. The graph below shows the cumulative total return to our stockholders during the five years ended December 31, 2004 in comparison to the cumulative returns on the S&P 500 Index and the Dow Jones U.S. Exploration and Production Index. The results assume $100 was invested on December 31, 1999 and that dividends were reinvested.


                              Cumulative Total Return on $100 Investment
                                (December 31, 1999 - December 31, 2004)

                                                  1999      2000    2001     2002     2003    2004
                                                -------- -------- -------- -------- -------- --------
Denbury                                         $   100  $   259  $   172  $   266  $   327  $   646
S&P 500                                             100       91       80       62       80       89
Dow Jones Exploration and Production                100      160      147      150      196      279

[GRAPHIC OMITTED]

                 INTERESTS OF INSIDERS IN MATERIAL TRANSACTIONS

     Other than as described below, there are no material interests, direct or indirect, of any of our directors, officers or stockholders who beneficially own, directly or indirectly, or exercise control or direction over more than 10% of our outstanding common stock, or any known family member, associate or affiliate of such persons, in any transaction within the last three years or in any proposed transaction that has materially affected or would materially affect the Company or any of its subsidiaries. We believe that the terms of the transactions described below were as favorable to us as terms that reasonably could have been obtained from non-affiliated third parties.

TPG INVESTMENTS

     The Texas Pacific Group and its affiliates ("TPG") made several different investments in the Company. They made their initial $40 million investment in December 1995, followed with additional purchases as part of our public offerings in 1996 and 1998, and invested an additional $100 million in April 1999. At its peak, TPG's ownership was approximately 60% of our then issued and outstanding common stock.

     Commencing in late 2002, TPG began to sell their common stock, selling additional shares in two offerings during 2003, and sold their remaining balance of approximately 9.3 million shares on March 26, 2004. TPG representatives no longer hold any seats on our board.

                             STOCKHOLDER PROPOSALS

     All future stockholder proposals must be submitted in writing to Phil Rykhoek, Chief Financial Officer and Secretary, 5100 Tennyson Parkway, Suite 3000, Plano, Texas 75024. In order for a stockholder proposal to be included in the proxy materials for the 2006 Annual Meeting of Stockholders, the proposal must be received by the Company no later than December 3, 2005. These proposals must also meet other requirements of the Securities and Exchange Act of 1934 to be eligible for inclusion.

     The form of Proxy for the annual meeting of stockholders grants authority to the persons designated therein as proxies to vote in their discretion on any other matters that come before the meeting, or any adjournment thereof, that are not set forth in our proxy statement, except for those matters as to which adequate notice is received. In order for a notice to be deemed adequate for purposes of the 2005 annual meeting of stockholders, it must be received prior to February 13, 2006.

                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     PricewaterhouseCoopers LLP was appointed by the Audit Committee in May 2004 to audit the Company's books for 2004 replacing Deloitte & Touche LLP, which had audited the Company since 1990. This decision was affirmed by Denbury's Board of Directors. There were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have an opportunity to make a statement and/or to respond to appropriate questions. The Audit Committee does not anticipate any changes to the auditors for 2005.

Independent Auditors' Fees

     The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the year ended December 31, 2004 and by the prior auditors, Deloitte & Touche LLP, for the year ended December 31, 2003.

                                                 2004          2003
                                            --------------  -------------
Audit Fees (1)                              $     715,574   $     294,116

Audit Related Fees (2)                                  -          29,758

Tax Fees                                                -               -

All Other Fees (3)                                  1,599               -
                                           ---------------  --------------

  Total                                         $ 717,173       $ 323,874
                                           ---------------  --------------

     (1) Audit fees consisted of audit work and review services, as well as work only the independent auditor can reasonably be expected to provide, such as comfort letters, consents and review of documents filed with the SEC. For 2004, fees included approximately $460,000 related to the audit requirements associated with the Sarbanes-Oxley Act of 2002.

     (2) Audit related fees consisted of employee benefit plan audit and consultation on financial accounting and reporting matters and internal control assistance related to the Sarbanes-Oxley Act of 2002.

     (3)  Fees associated with a license for research software.

     The Audit Committee Charter stipulates that the Audit Committee approve the fees to be paid to the independent accountants prior to the annual audit. Additionally, all engagements for non-audit services by the independent public accountants must be approved prior to the commencement of services. All fees paid to the Company's independent accountants were approved by the Audit Committee prior to the commencement of services.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require our executive officers and directors, and persons who own more than ten percent (10%) of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and stock exchanges and to furnish us with copies. Based solely on our review of the copies of such forms received by us, or representations made by the officers and directors to us, we are not aware of any late filings of these forms.

                                  OTHER MATTERS

     We know of no other matter to come before the annual meeting other than the matters referred to in the Notice of Annual Meeting. However, if any other matter properly comes before the meeting, the accompanying proxy will be voted on such matter at the discretion of the person or persons voting the proxy.

     All information contained in this proxy statement relating to the occupations, affiliations and securities holdings of our directors and officers and their relationship and transactions with us is based upon information received from the individual directors and officers. All information relating to any beneficial owner of more than 5% of our common stock is based upon information contained in reports filed by such owner with the SEC. The information contained in this proxy statement in the sections entitled "Board Compensation Committee Report on Executive Compensation," "Share Performance Graph" and "Audit Committee Report" shall not be deemed incorporated by reference by any general statement incorporating by reference any information contained in this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates by reference the information contained in such sections, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

     WE HAVE PROVIDED TO EACH PERSON WHOSE PROXY IS SOLICITED HEREBY A COPY OF OUR 2004 ANNUAL REPORT TO STOCKHOLDERS FOR THE YEAR ENDED DECEMBER 31, 2004. THE ANNUAL REPORT TO STOCKHOLDERS DOES NOT CONSTITUTE A PART OF THE PROXY SOLICITING MATERIAL. A COPY OF OUR ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO DENBURY RESOURCES INC., ATTN: LAURIE BURKES, INVESTOR RELATIONS, 5100 TENNYSON PARKWAY, SUITE 3000, PLANO, TEXAS 75024, OR BY E-MAIL TO INVREL@DENBURY.COM.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/ Phil Rykhoek
                                            ----------------
                                            Phil Rykhoek
                                            Senior Vice President, Chief
                                            Financial Officer and Secretary

                               *** PROXY CARD ***

                             DENBURY RESOURCES INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                                   to be held
                             Wednesday May 11, 2005

                            PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL
---------------
Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
-------------------------------------------
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number, which is presented below, available when you call.

TO VOTE BY INTERNET
-------------------
Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your control number, which is presented below, available when you access the web page.

YOUR CONTROL NUMBER IS ->                   [       ]


    Please Detach and mail in the Envelope Provided

    [X]    Please mark your
           votes as in this
           example

                                                                                               FOR, except vote
                                                                                               withheld from the
1. Proposal to elect directors.                                            FOR      AGAINST    following nominees:
Nominees:                                                                  [  ]       [  ]        [  ]

     Ronald G. Greene                                                                                    ----------------------
     David I. Heather                                                                                    ----------------------
     Greg Mcichael                                                                                       ----------------------
     Gareth Roberts                                                                                      ----------------------
     Randy Stein                                                                                         ----------------------
     Wieland F. Wettstein                                                                                ----------------------
     Donald D. Wolf                                                                                      ----------------------

                                                                           FOR      AGAINST    ABSTAIN

2. Proposal to extend the term of our employee stock purchase plan.        [  ]       [  ]        [  ]


Signature:_________________________Date:___________________Signature: ___________________________ Date:___________________
                                                                        (If held Jointly)





                                                                           FOR      AGAINST    ABSTAIN

3. Proposal to approve an amendment to the limited liability company      [  ]       [  ]        [  ]
   agreement of Denbury Onshore, LLC, our most significant subsidiary


Signature:_________________________Date:___________________Signature: ___________________________ Date:___________________
                                                                          (If held Jointly)

                               *** PROXY CARD ***

                             DENBURY RESOURCES INC.

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
             ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 11, 2005


     By signing this proxy, I appoint Ronald G. Greene, Chairman of the Board of Denbury, and Gareth Roberts, President and Chief Executive Officer of Denbury, and each of them acting singly, my attorney and proxy, with full power of substitution, to vote on my behalf all of the shares of Denbury Resources Inc. common stock that I am entitled to vote at the Annual Meeting of Shareholders to be held on May 11, 2005, and at any adjournments of the meeting. This proxy revokes any earlier proxy I have signed with respect to these shares.

     If this proxy is properly executed, your shares of Denbury Resources Inc. common stock represented by this proxy will be voted in the manner you specify. If no specification is made, your shares of Denbury Resources Inc. stock will be voted for each of the seven nominees for director and for the proposal to extend the term of our employee stock purchase plan and for approval of the amendment to the limited liability agreement of Denbury Onshore, LLC. The proxies are authorized to vote my shares, in their discretion, on any other matter that is properly brought before the meeting.

                     PLEASE SIGN AND MAIL YOUR PROXY TODAY.